Exhibit 5.1

DUKE ENERGY BUSINESS SERVICES LLC

525 South Tryon Street
Charlotte, North Carolina 28202

March 6, 2026

Duke Energy Corporation

525 South Tryon Street
Charlotte, North Carolina 28202-4200

Re:	Duke Energy Corporation’s Shares of Common Stock, Par Value $0.001 Per Share to be Sold Under the Equity Distribution Agreement

To the Addressee:

I am Deputy General Counsel of Duke Energy Business Services LLC, the service company subsidiary of Duke Energy Corporation, a Delaware corporation (the “Company”), and in such capacity I have acted as counsel to the Company in connection with the proposed issuance and sale of shares (the “Shares”) of common stock of the Company, par value $0.001 per share, having an aggregate sales price of up to $6,000,000,000, in one or more public offerings over a period of time and from time to time, pursuant to (i) the Equity Distribution Agreement dated March 6, 2026 (the “Equity Distribution Agreement”) with Barclays Capital Inc., BMO Capital Markets Corp., BNY Mellon Capital Markets, LLC, BofA Securities, Inc., BTIG, LLC, CIBC World Markets Corp., Citigroup Global Markets Inc., Citizens JMP Securities, LLC, Fifth Third Securities, Inc., Goldman Sachs & Co. LLC, Huntington Securities, Inc., J.P. Morgan Securities LLC, KeyBanc Capital Markets Inc., Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., Nomura Securities International, Inc. (acting through BTIG, LLC as agent), RBC Capital Markets, LLC, Regions Securities LLC, Santander US Capital Markets LLC, Scotia Capital (USA) Inc., SMBC Nikko Securities America, Inc., TD Securities (USA) LLC, Truist Securities, Inc. and Wells Fargo Securities, LLC, as sales agents, and Barclays Bank PLC, Bank of Montreal, Bank of America, N.A., The Bank of New York Mellon, Canadian Imperial Bank of Commerce, Citizens JMP Securities, LLC, Citibank N.A., Goldman Sachs & Co. LLC, Huntington Securities, Inc., JPMorgan Chase Bank, National Association, KeyBanc Capital Markets Inc., Mizuho Markets Americas LLC, Morgan Stanley & Co. LLC, MUFG Securities EMEA plc, Nomura Global Financial Products, Inc., Royal Bank of Canada, Regions Securities LLC, Banco Santander, S.A., The Bank of Nova Scotia, The Toronto-Dominion Bank, Truist Bank and Wells Fargo Bank, National Association or their respective affiliates or agents, as forward purchasers (each, a “Forward Purchaser” and collectively, the “Forward Purchasers”), (ii) certain forward sales transactions, each referred to as an initially-priced forward transaction and to be as set forth in a letter agreement that may be entered into between the Company and a Forward Purchaser (an “Initially-Priced Forward Confirmation”) and (iii) certain other forward sales transactions, each referred to as a collared forward transaction and to be governed by a master confirmation letter agreement that may be entered into between the Company and a Forward Purchaser (a “Master Collared Forward Confirmation”) and evidenced by a supplemental confirmation that may be entered into between the parties to such Master Collared Forward Confirmation (a “Collared Forward Supplemental Confirmation” and, together with the related Master Collared Forward Confirmation, a “Collared Forward Confirmation” and, together with any Initially-Priced Forward Confirmation, the “Confirmations”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

I am a member of the bar of the State of North Carolina and my opinions set forth herein are limited to Delaware corporate law and the federal laws of the United States that, in my experience, are normally applicable to transactions of the type contemplated above and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”).  I do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-opined law on the opinions herein stated.  This opinion letter is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

In rendering the opinion set forth herein, I or attorneys under my supervision (with whom I have consulted) have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of:

(a)           the registration statement on Form S-3 (File No. 333-290475) of the Company relating to the Shares and other securities of the Company filed on September 24, 2025 with the Securities and Exchange Commission (the “Commission”) under the Securities Act, allowing for delayed offerings pursuant to Rule 415 under the Securities Act and the information deemed to be a part of such registration statement as of the date hereof pursuant to Rule 430B of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”) (such registration statement, effective upon filing with the Commission on September 24, 2025 pursuant to Rule 462(e) of the Rules and Regulations, being hereinafter referred to as the “Registration Statement”);

(b)          the prospectus, dated September 23, 2025 (the “Base Prospectus”) relating to the offering of securities of the Company, which forms a part of and is included in the Registration Statement in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(c)           the prospectus supplement, dated March 6, 2026, and the Base Prospectus, relating to the offering of the Shares in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations (collectively, the “Prospectus”);

(d)          the Amended and Restated Certificate of Incorporation of the Company, effective as of May 19, 2014, as amended on March 28, 2019 and September 11, 2019 and as certified by the Secretary of State of the State of Delaware;

(e)           the Amended and Restated By-laws of the Company, effective as of May 9, 2024;

(f)           an executed copy of the Equity Distribution Agreement;

(g)           a form of the Initially Priced Forward Confirmation;

(h)           a form of the Collared Forward Confirmation; and

(i)            resolutions of the Board of Directors of the Company, adopted on May 1, 2025, relating to the preparation and filing with the Commission of the Registration Statement and the issuance of the Company’s securities and resolutions of the Board of Directors of the Company, adopted on February 26, 2026 relating to the establishment of the Company’s at-the-market equity offering program.

I or attorneys under my supervision (with whom I have consulted) have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as I or attorneys under my supervision (with whom I have consulted) have deemed necessary or appropriate as a basis for the opinions set forth below.

In my examination, I or attorneys under my supervision (with whom I have consulted) have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified, conformed, or photostatic copies, and the authenticity of the originals of such documents.  In making my examination of executed documents or documents to be executed, I have assumed that the parties thereto, other than the Company had or will have the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and, as to parties other than the Company, the validity and binding effect on such parties.  As to any facts material to this opinion letter that I or attorneys under my supervision (with whom I have consulted) did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others and of public officials.

Based upon the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Equity Distribution Agreement, any Confirmation, the Registration Statement and the Prospectus, the Shares will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement through incorporation by reference of a current report on Form 8-K.  I also hereby consent to the use of my name under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement.  In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.  This opinion letter is expressed as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Elizabeth H. Jones
Elizabeth H. Jones, Esq.